    As filed with the Securities and Exchange Commission on March 17, 1999
                                                      Registration No. 333-
================================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                            --------------------
                                  FORM S-3
                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933

                            --------------------
                                CONNECT, INC.
           (Exact name of registrant as specified in its charter)

        Delaware                                         77-0431045
(State of Incorporation)                    (I.R.S. Employer Identification No.)

                                CONNECT, INC.
                              515 ELLIS STREET
                       MOUNTAIN VIEW, CALIFORNIA 94043
                               (650) 254-4000
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            --------------------
                               CRAIG D. NORRIS
                           CHIEF EXECUTIVE OFFICER
                                CONNECT, INC.
                              515 ELLIS STREET
                       MOUNTAIN VIEW, CALIFORNIA 94043
                               (650) 254-4000
         (Name, address, including zip code, and telephone number,
                 including area code, of agent for service)

                            --------------------
                                 Copies to:
                              ALAN C. MENDELSON
                              TIMOTHY J. MOORE
                             COOLEY GODWARD LLP
                            FIVE PALO ALTO SQUARE
                             3000 EL CAMINO REAL
                         PALO ALTO, CALIFORNIA 94306
                               (650) 843-5000

                            ---------------------
                Approximate  date of commencement of proposed
             sale to the  public:  From time to time  after the
               effective date of this registration statement.

                            ---------------------
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective registration statement for the same offering. [_]
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                                  CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------------
Title of Class of Securities to                                 Proposed             Proposed
         be Registered           Amount to be Registered(1)  Maximum Offering     Maximum Aggregate
                                                            Price per Share (2)    Offering Price(2)    Amount of Registration Fee
-----------------------------------------------------------------------------------------------------------------------------------
  Common Stock, par value
  $.001 per share                     1,538,462 shares             $4.03            $6,200,001.86                 $1,724
-----------------------------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 416 of the Securities Act of 1933, as amended, this registration statement also covers such indeterminable additional shares as may become issuable as a result of any future stock splits, stock dividends or similar transaction.
(2) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Connect, Inc. common stock as reported on the Nasdaq National Market on March 10, 1999.

                              -------------------
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+ The information in this Prospectus is not complete and may be changed. We + + may not sell these securities until the Registration Statement filed with + + the Securities and Exchange Commission is effective. This Prospectus is not + + an offer to sell these securities and is not soliciting an offer to buy + + these securities in any state where the offer of sale is not permitted. +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                             Subject To Completion

                      Prospectus Dated ___________, 1999

                             [CONNECT, INC. LOGO]

                               1,538,462 Shares

                                 Common Stock


     The selling stockholders, Elliot Bossen and Special Situations Fund III, L.P. and affiliated investment funds, may sell up to 1,538,462 shares of common stock of Connect, Inc. We will not receive any proceeds from the sale of shares by the selling stockholders.

                             --------------------

     Our common stock is listed on the Nasdaq National Market under the symbol CNKT.

                             --------------------

     We will not be paying any underwriting commissions or discounts in the offering of these shares.

                             --------------------

     Please see "Where You Can Find More Information" on page 7 for additional information about us on file with the United States Securities and Exchange Commission.


     We strongly urge you to read and consider this prospectus carefully and in its entirety, including the matters referred to under "Risk Factors" beginning at page 2.


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.



              The date of this prospectus is ______________, 1999

                              ABOUT CONNECT, INC.


     The following is a short summary of our business. You should carefully read the "Risk Factors" section of this prospectus and our Annual Report on Form 10-K for the year ended December 31, 1998 for more information on our business and the risks involved in investing in our stock. In addition to the historical information contained in this prospectus, this prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and
Section 21E of the Exchange Act that involve risks and uncertainties. Our actual results could differ materially from our expectations. Factors that could cause or contribute to such differences are discussed in "Risk Factors" beginning at page 2 of this prospectus and in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" in our Annual Report.

     We provide integration solutions to enable our customers to engage in Internet-based electronic commerce and help corporations leverage the Internet to extend their businesses through the emerging network supply chain. Our MarketStream software applications and Web time-driven professional services enable Connected Corporations to build open, multi-vendor e-business solutions that help them to compete effectively in the digital economy using best-of-breed technologies. We utilize innovative methodologies and advanced technical expertise to conceptualize, design, develop, and deploy e-business solutions. This process is facilitated by the use of emerging Internet technologies. This business strategy allows us to leverage our core competencies and deliver to our customers effective applications and consulting services solutions.

     We historically designed, developed, marketed and supported application software for Internet-based interactive commerce. In October 1998, we announced a shift in business direction and focus, to providing Internet systems integration solution based on our technologies and the technologies of our industry partners. We also focused on developing and concentrating our intellectual property around a new version of our MarketStream software application product. This combined applications, services and intellectual property strategy is our "ServiceWare" approach to creating e-commerce. This decision effectively unified our consulting engineering organization and our software products group into a single consulting services organization providing Internet systems integration. It also extended our current service business to emphasize building cross-enterprise e-business solutions.

     Our total revenues were approximately $1.4 million for the quarter ended December 31, 1998 and approximately $6.5 million for the year ended December 31, 1998, compared to revenues of approximately $2.3 million and $9.4 million for the same periods in the prior year. In addition, we recorded net income of approximately $39,000 for the quarter ended December 31, 1998 and net loss of approximately $7.9 million for the year ended December 31, 1998, compared to net losses of approximately $3.1 million and $14.6 million for the same periods in the prior year.

     We were incorporated in 1987 under the laws of California and reincorporated under the laws of Delaware in 1996. As used in this prospectus, the "company" and "Connect" refer to Connect, Inc. (doing business as ConnectInc.com), a Delaware corporation, and its subsidiaries. Our mailing address is 515 Ellis Street, Mountain View, California 94043 and our telephone number is (650) 254-4000.

     On February 24, 1998, our stockholders approved a one-for-five reverse stock split, pursuant to which every five shares of common stock outstanding as of February 26, 1998 became one share of common stock. Except where otherwise indicated, the share and per share amounts in this prospectus are adjusted to reflect the reverse split.

                                       1.

                                 RISK FACTORS

     In evaluating our business, prospective investors should carefully consider the following risks in addition to the other information in this prospectus or in the documents referred to in this prospectus. Any of the following risks could materially adversely affect our business, operating results and financial condition and result in a complete loss of your investment.

     We may Continue to Experience Net Losses. Except for the fourth quarter of 1998, we have not realized a net operating profit in any quarter since we began our operations. In 1998, 1997 and 1996, we experienced significant negative cash flow from our operations. If our operating expenses exceed revenues in a given period, we may continue to experience net losses and negative cash flow from operations. We may not be able to increase our revenue, or sustain the increase in revenue that we achieved. In addition, if increases in operating expenses are not accompanied by increased revenues, our business, results of operations and financial condition could be negatively impacted.

     Our Net Revenues and Operating Results may Fluctuate. Our net revenues and operating results may fluctuate significantly because of a number of factors, many of which are outside our control. These factors include:

 .    our ability to develop, introduce and market new and enhanced versions of our products on a timely basis

 .    announcements of new and enhanced versions of products by us or our competitors

 .    the length of time required to complete a sale of our products and the demand for our products

 .    the pace of development of electronic commerce conducted on the Internet

 .    the fact that customers may defer purchasing our products in anticipation of enhancements or new products offered by us or our competitors

 .    whether existing customers will renew existing service agreements

 .    software defects and other product quality problems

 .    our ability to attract and retain key personnel

 .    the success of our international sales efforts

 .    changes in the level of operating expenses

 .    general economic conditions

     We may not be Able to Generate or Maintain Sufficient Cash to Fund our Operations. Since we began our operations, we have incurred net losses and experienced significant negative cash flow from operations. Based on our current operating plan, we believe we have adequate cash to fund our operations through at least the end of 1999. However, our actual cash requirements may exceed what we have anticipated. We would then have to seek additional sources of cash to fund our operations. If we issue additional shares of our stock, our stockholders' ownership may be diluted, or the shares issued may have rights, preferences or privileges senior to those of our common stock. Additional financing may not be available to us, or may be available but in terms we cannot accept. If we are unable to secure additional funds, we may be unable to continue our operations, develop or enhance our products, take advantage of future opportunities or respond to competitive pressures, any of which could have a negative effect on our business, operating results and financial condition.

     We depend on Services Revenue. Services revenue represented a majority of our total revenue in 1998. We anticipate that services revenue will continue to account for a substantial majority of our total revenue for the

                                       2.

foreseeable future. Because services revenue has lower gross margins than software license revenue, an increase in the percentage of total revenue represented by services revenue or an unexpected decrease in software license revenue could have a detrimental impact on our overall gross margins and our operating results. We subcontract certain product implementation, customer support and training services to third-party service providers. Revenue from these third-party service providers generally carries lower gross margins which may vary from period to period, depending on the mix of revenue from third-party service providers. Services revenue depends in part on ongoing renewals of support contracts. If our services revenue is lower than anticipated, our business, financial condition and results of operations could be adversely affected. Our ability to increase services revenue will depend in large part on our ability to increase the scale of our professional services organization. We may not be able to do so.

     We do not know if our Recently Introduced Products or our Future Products will be Accepted. Although we were founded in 1987, in 1998 we announced a shift in business direction and focus, to providing Internet-based systems integration based on technologies from us and from industry partners. We also committed to developing and concentrating our intellectual property around a new version of our MarketStream software application product. Accordingly, you should consider our business in light of the risks, expenses and problems frequently encountered by companies in an early stage of development, particularly companies in new and rapidly evolving markets such as the Internet. These risks include:

 .    lack of acceptance of products and services by target customers

 .    development of equal or superior products or services by competitors

 .    failure of Internet-based electronic commerce

 .    our inability to develop and enhance competitive products or to successfully market these products

 .    our inability to identify, attract, retain and motivate qualified personnel

     We expect Internet-based applications and systems integration services to account for most of our revenues for the foreseeable future. As a result, our net revenue and operating results may fluctuate significantly due to factors affecting our ability to market and sell Internet-based systems integration services to new and existing customers, many of which are beyond our control. These factors include:

 .    competition

 .    technological change

 .    failure of the market for Internet-based packaged applications to develop as we anticipate

 .    lack of customer acceptance of these products

 .    our failure to develop and introduce new and enhanced versions of these products on a timely basis

     Further, if any of our customers are not able to successfully develop and deploy electronic commerce applications with MarketStream or are not satisfied with our products or services, our reputation could be damaged, which could negatively impact our business, operating results and financial condition.

     We may not be able to keep Pace with Regulatory and Technological Change. Our success may, in part, depend upon our ability to develop new products and provide new services that meet changing customer needs. The market for our products is characterized by:

 .    rapidly changing technology

 .    evolving industry standards and customer requirements

                                       3.

 .    emerging competition

 .    frequent new product and service introductions

     As a result, we may be required to change and improve our services and products in response to changes in operating systems, application and networking software, computer and communications hardware, programming tools and computer language technology. If we cannot bring to market new Internet-based services offerings that keep pace with technology, this could negatively impact our business, operating results and financial condition. If we cannot successfully develop MarketStream to meet the requirements of the market, or Market Stream does not perform as expected, this could negatively impact our business, operating results and financial condition.

     The Time required to engage a client and to Implement Internet-based systems integration solutions may be Lengthy and Unpredictable. Our services are complex and expensive and generally involve significant investment decisions by prospective customers. Accordingly, the engagement of our services is often an executive-level decision by prospective customers and usually requires us to engage in a moderate sales cycle to educate prospective customers regarding the use and benefits of our service and product offerings. As such, the costs associated with Internet-based systems integration solutions can cause the sales and implementation cycle to be delayed, whether or not such delays are within our control, and could negatively affect our business, operating results and financial condition.

     We do not know if Third-Party Technology Licenses will continue to be available to us. We license some of our technology from third parties, such as a relational database management system from Oracle, a text search engine from Fulcrum Technologies Inc., a web server from Netscape, encryption technology from RSA Data Security, Inc. and other software that is integrated with internally developed software and used in our software to perform key functions. Oracle offers products that compete with our products. We do not know if the third-party technology licenses will continue to be available to us on commercially reasonable terms, or at all. The loss or inability to maintain any of these technology licenses could delay the introduction of our products and services until equivalent technology, if available, is identified, licensed and integrated, which could negatively affect our business, operating results and financial condition.

     Our Expanding Distribution and Sales Channels creates additional risks that may result in lower net revenue. Historically, we sold products and services through a direct sales force. In 1998, we announced a shift in business direction and focus, to providing Internet-based systems and system integration services based on technologies from us and from industry partners. Our primary sales and marketing efforts are through innovative uses of the Internet and strategic partner programs. Our ability to achieve revenue growth in the future depends on our ability to establish and maintain relationships with software developers, distributors, resellers and system integrators. Any failure to expand our direct sales force or other distribution channels could adversely affect our performance.

     Year 2000 Problems may cause an Interruption in our Business. Many existing computer programs and systems use only two-digit fields to identify the year, e.g. 85=1985, and they are unable to process date and time information between the twentieth and twenty-first centuries. Accordingly, computer programs and software may need to be modified prior to the year 2000 in order to remain functional. Although we have invested a large amount of time and resources to address potential Y2K problems, there is no assurance that we will be successful in our efforts to identify and address all Y2K issues. Failure to complete the necessary modifications could cause a disruption or failure of such program and system. See our Annual Report on Form 10-K for the fiscal year ended 1998 -- Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Preparedness" as filed with the SEC on March 16, 1999 for a more detailed discussion.

     We do not know if we will Effectively Compete in the Electronic Commence Software and Software Implementation Industries. The market for electronic commerce software and software implementation is relatively new, rapidly changing and highly competitive. We compete with:

 .    vendors of prepackaged electronic commerce software

 .    vendors of software tools for developing electronic commerce applications

                                       4.

 .    system integrators

 .    providers of business application software.

     In addition, potential customers may elect to develop their own electronic commerce solutions. Our current competitors include:

 .    Viant Corporation

 .    Scient, Corp.

 .    The Extraprise Group

 .    Epicentric, Inc.

 .    Webridge, Inc.

 .    Click Interactive, Inc.

 .    Open Market, Inc.

 .    BroadVision, Inc.

     We also expect additional competition from other companies, including Microsoft, IBM/Lotus, Oracle Corporation, Interworld and Netscape Communications, Inc., all of which have announced or released products for Internet-based electronic commerce or intranet requisitioning. Our potential competitors include a number of successful client/server applications software companies, such as Baan Company, PeopleSoft, Inc., Vantive Corporation and SAP AG, and electronic data interchange solution vendors, including Sterling Commerce, Inc. and General Electric Information Services Corporation.

     Many of these competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than we do and thus may be able to respond more quickly to new or changing opportunities, technologies and customer requirements. Also, many current and potential competitors have greater name recognition and more extensive customer bases that could be leveraged, thereby gaining market share to our detriment. Such competitors may be able to undertake more extensive promotional activities, adopt more aggressive pricing policies and offer more attractive terms to purchasers than us and to bundle their products in a manner that may discourage users from purchasing products we offer. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to enhance their products. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. We may not be able to compete effectively with competitors or that the competitive pressures we face will not negatively affect our business.

     We are Dependent on the Success of the Internet. Our services and products facilitate online commerce over the Internet. The Internet, and online commerce over the Internet, are at an early state of development and are rapidly evolving. While the Internet is expected to experience substantial growth in the number of users and amount of traffic, Internet infrastructure may not continue to support the increasing demands placed on it by this growth. Break-downs and slow-downs in Internet traffic may slow expansion of its use. The infrastructure or complementary services necessary to make the Internet a viable commercial marketplace may not develop or may not develop in a timely manner.

     Demand and market acceptance for online commerce over the Internet is subject to a high level of uncertainty. This uncertainty is compounded for us since adequate Internet infrastructure development is necessary in order to support increased online commerce, which in turn is necessary in order for us to succeed. If the Internet develops more slowly than expected, our operating results could be materially adversely affected.

                                       5.

     If the Internet Infrastructure is unable to support our current growth, our performance may be negatively impacted. The use of our products and services depends in large part upon the continued development of the infrastructure for providing Internet access and services. The Internet has experienced, and is expected to continue to experience, substantial growth in the number of users and amount of traffic. The Internet infrastructure may not continue to support the demands placed on it by this growth. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols to handle increased levels of Internet activity, or due to increased governmental regulation. Further, the costs of use of the Internet could increase to a degree that reduces its attraction as a platform for electronic commerce. As a result, the infrastructure or complementary services necessary to make the Internet a viable commercial marketplace may not develop into a viable commercial marketplace for our products and services.

     Problems relating to Security, System Disruptions And Computer Infrastructure could Negatively Affect our Business and the Business of our Customers. Although we have implemented in our products various security mechanisms, our products may be vulnerable to break-ins and similar disruptive problems caused by Internet users. The level of security provided by our products depends upon the level of security selected by our customers and the proper configuration and use of the products' security mechanisms. Computer break-ins and other disruptions would jeopardize the security of information stored in and transmitted through the computer systems of users of our products, which may result in significant liability to us and may also deter potential customers.

     The security and privacy concerns of existing and potential customers, as well as concerns related to computer viruses, may inhibit the growth of the Internet marketplace generally, and our customer base and revenues in particular. Our attempts to implement contracts which limit our liability to our customers, including liability arising from a failure of the security feature contained in our products, may not be enforceable. We currently do not have product liability insurance to protect against these risks.

     We operate and manage online networks for some of our customers and provide hosting for certain customers' OneServer, OrderStream, PurchaseStream and MarketStream applications. These services depend upon our ability to protect the computer equipment and the information stored in our data center against damage caused by fire, earthquakes, power loss, telecommunications failures, unauthorized entry and other similar events. Any such damage or failure that causes interruptions in our operations could negatively affect the businesses of our customers, which could expose us to liability.

     We may not be able to Maintain the Requirements for Listing on the Nasdaq National Market. We believe that continued listing on The Nasdaq Stock Market provides additional prestige for us and enhanced liquidity for our stockholders. In 1998, The Nasdaq Stock Market informed us that we did not meet the requirements for the continued listing of our common stock on The Nasdaq National Market. Specifically, Nasdaq's listing rules require us to maintain net tangible assets of at least $4 million. With the net proceeds of approximately $4.0 million from the financing that was completed in January 1999, our net tangible assets were approximately $6.0 million as of January 31, 1999. Accordingly, we believe that our net tangible assets currently exceed the minimum level required for continued listing on The Nasdaq Stock Market.

     Nevertheless, in order for us to remain listed on The Nasdaq National Market, we must continue to meet the Nasdaq continuing listing criteria on an ongoing basis. We may not be able to maintain compliance with the listing requirements. The removal of our common stock from listing on The Nasdaq National Market may have a negative effect on the market price of our common stock and on the ability of stockholders and investors to buy and sell shares of the common stock in the public markets.

                                       6.

                      WHERE YOU CAN FIND MORE INFORMATION

     Our principal executive offices are located at 515 Ellis Street, Mountain View, California 94043. Our telephone number is (650) 254-4000 and our world wide web website address is ConnectInc.com. We maintain an Internet home page. However, nothing on our Internet home page should be considered as part of this prospectus.

     We have filed with the SEC a registration statement on Form S-3 to register the common stock offered by this prospectus. However, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. We strongly encourage you to carefully read the registration statement and the exhibits and schedules to the registration statement. We also file annual, quarterly and special reports, proxy statements and other information with the SEC.

     You may inspect and copy such material at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. You may also obtain copies of such material from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549.

     Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at www.sec.gov.

     The SEC allows us to "incorporate by reference" the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offer described in this prospectus:

     1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed on March 16, 1999, including all material incorporated by reference therein;

     2. Our Current Report on Form 8-K, filed on February 26, 1999, including all material incorporated by reference therein;

     3. Our Current Report on Form 8-K, filed on February 5, 1999, including all material incorporated by reference therein; and

     4. The description of the common stock contained in our registration statement on Form 8-A.

     You may request a copy of these filings, at no cost to you, by writing or telephoning us at:

                        Connect, Inc.
                        Attention:  Investor Relations
                        515 Ellis Street
                        Mountain View , California 94043
                        Telephone:  (650) 254-4000

     Our common stock is quoted on the Nasdaq National Market under the symbol "CNKT". The last reported sales price of the common stock on the Nasdaq National Market on ________ ___, 1999 was $_____ per share. You may inspect reports and other information concerning us at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     You should rely only on the information incorporated by reference or provided in this prospectus. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                       7.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares offered by the selling stockholders.


                                DIVIDEND POLICY

     We have never paid any cash dividends on our capital stock. We currently intend to use future earnings to finance the growth and development of our business and do not anticipate paying any cash dividends in the foreseeable future.

                                       8.

                             SELLING STOCKHOLDERS

     All of the shares of our common stock offered by this prospectus are held by the selling stockholders listed in the table below. The shares are being registered to permit public secondary trading of the shares, and the selling stockholders may offer the shares for resale from time to time. The selling stockholders may sell the shares offered through this prospectus from time to time at prevailing prices in the over-the-counter market or in privately-negotiated transactions. We agreed to prepare and file such amendments and supplements to the registration statement of which this prospectus is a part as may be necessary to keep the registration statement effective until the earlier of twenty days following the effective date of the registration statement, such date as all shares have been resold and such time as all the shares may be resold within a three-month period by reason of Rule 144 under the Securities Act.

     The following table sets forth the number of shares of common stock beneficially owned by the selling stockholders as of the date of this prospectus and the number of shares that may be offered by this prospectus. This information is based upon information provided to us by the selling stockholders. Applicable percentage of ownership is based on 14,796,509 shares of common stock outstanding on March 9, 1999. There are currently no agreements, arrangements or understanding with respect to the sale of any of the shares.

                                                     SHARES OF COMMON STOCK                         SHARES BENEFICIALLY
                                                BENEFICIALLY OWNED PRIOR TO THE                       OWNED AFTER THE
                                                          OFFERING (1)                                  OFFERING(2)
                                                -------------------------------      SHARES        ----------------------
            SELLING STOCKHOLDERS                    SHARES          PERCENT         OFFERED(2)       SHARES     PERCENT
---------------------------------------------   --------------   --------------   --------------   ---------- -----------
Special Situations Fund III, L.P.                   442,308          2.99%           442,308          ---         ---
153 East 53rd Street
51st Floor
New York, NY 10022

Special Situations Cayman Fund, L.P.                134,615          0.91%           134,615          ---         ---
153 East 53rd Street
51st Floor
New York, NY 10022

Special Situations Private Equity Fund, L.P.        288,462          1.95%           288,462          ---         ---
153 East 53rd Street
51st Floor
New York, NY 10022

Special Situations Technology Fund, L.P.             96,154          .065%            96,154          ---         ---
153 East 53rd Street
51st Floor
New York, NY 10022

Elliot Bossen                                       596,923           3.90%           576,923         20,000      0.14%
3100 Tower Boulevard
Suite 1104
Durham, NC  27707

Total                                             1,558,462          10.53%         1,538,462         20,000      0.14%

(1) Represents the number of shares beneficially held by the selling stockholder prior to the offering.

(2) Assumes that each selling stockholder will sell all of the shares set forth above under "Shares Offered." The selling stockholders may offer all, some or none of their shares.

                                       9.

                             PLAN OF DISTRIBUTION

     Under a Common Stock Purchase Agreement between us and the selling stockholder, dated January 15, 1999, we agreed to register the shares purchased by the selling stockholders under that agreement. Our registration of the shares of common stock does not necessarily mean that the selling stockholders will sell all or any of the shares.

     We will pay substantially all expenses incurred in the offering and sale of the common stock to the public, other than any commissions, concessions and discounts of underwriters, dealers or agents. These expenses (excluding such commissions and discounts) are estimated to be $35,000. The Common Stock Purchase Agreement provides for cross-indemnification of the selling stockholders and us for losses, claims, damages, liabilities and expenses arising, under certain circumstances, out of any registration of the common stock.

     The selling stockholders, directly or through agents, brokers, dealers or underwriters, may sell the shares of common stock described in this prospectus:

     (1)  on terms to be determined at the time of a sale;

     (2)  in transactions on the Nasdaq National Market;

     (3)  in privately negotiated transactions; or

     (4)  in a combination of these methods of sale.

     The selling stockholders may also sell the shares to or through brokers or dealers. These brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. We will not receive any proceeds from the sale of shares by the selling stockholders.

     The selling stockholders and any persons who participate in the distribution of the shares offered by this prospectus may be deemed to be underwriters within the meaning of the Securities Act. Any discounts, commissions or concessions received by these underwriters and any provided for the sale of the shares by them may be considered underwriting discounts and commissions under the Securities Act. The selling stockholders will be subject to the applicable provisions of the Exchange Act, and the rules and regulations of the Exchange Act which provisions may limit the timing of purchases and sales of any of the common stock by the selling stockholders.

     In order to comply with the securities laws of certain states, if applicable, the shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon by Cooley Godward LLP, Palo Alto, California, our legal counsel.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 1998, as set forth in their report, which is incorporated in this prospectus by reference. Our financial statements are incorporated by reference in reliance on their report, given on their authority as experts in accounting and auditing.

                                      10.

======================================  ========================================











We have authorized no one to give any                1,538,462 SHARES
information or to make any
representations that are not contained
in this prospectus. You should rely
only on the information incorporated
by reference or provided in this
prospectus. You must not rely on any
unauthorized information.                          [CONNECT, INC. LOGO]

This prospectus does not offer to sell
or buy any shares in any jurisdiction
where it is unlawful. You should not                   COMMON STOCK
assume that the information in this
prospectus is accurate as of any date
other than the date on the front of
this document.

       _____________________

         Table Of Contents
         _________________

ABOUT CONNECT, INC.................1
                                                       ____________
RISK FACTORS.......................2
                                                        PROSPECTUS
WHERE YOU CAN FIND MORE
  INFORMATION......................7                   ____________

USE OF PROCEEDS....................8

DIVIDEND POLICY....................8

SELLING STOCKHOLDERS...............9

PLAN OF DISTRIBUTION..............10

LEGAL MATTERS.....................10

EXPERTS...........................10

       _____________________

                                                       _____________, 1999



======================================  ========================================

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The registrant will bear no expenses in connection with any sale or other distribution by the selling stockholders of the shares being registered other than the expenses of preparation and distribution of this registration statement and the prospectus included in this registration statement. Such expenses are set forth in the following table. All of the amounts shown are estimates except the Securities and Exchange Commission ("SEC") registration fee.

          SEC registration fee....................................$1,724
          Legal fees and expenses.................................25,000
          Accounting fees and expenses.............................5,000
          Miscellaneous expenses...................................2,276

          TOTAL..................................................$34,000

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). The registrant's Certificate of Incorporation and Bylaws provide for indemnification of the registrant's directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. The registrant has also entered into agreements with its directors and officers that will require the registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors to the fullest extent not prohibited by law. In addition, the registrant carries director and officer liability insurance.

     In connection with this offering, the selling stockholders have agreed to indemnify the registrant, its directors and officers and each such person who controls the registrant, against any and all liability arising from inaccurate information provided to the registrant by the selling stockholders and contained herein.

ITEM 16.  EXHIBITS.

(a)  Exhibits

  EXHIBIT
  NUMBER                           DESCRIPTION OF DOCUMENT
-----------  -----------------------------------------------------------------
   3.1       Restated Certificate of Incorporation of the registrant(1)
   3.2       Bylaws of the registrant(1)
   4.1       Reference is made to Exhibits 3.1 and 3.2
   4.2       Specimen Stock Certificate(1)
   4.3 Common Stock Purchase Agreement, dated January 15, 1999, between the registrant and certain purchasers(2)
   5.1       Opinion of Cooley Godward LLP(3)
  23.1       Consent of Ernst & Young LLP, Independent Auditors(3)
  23.2       Consent of Counsel (included in Exhibit 5.1)
  24.1       Power of Attorney (included on signature page)(3)

     (1) Incorporated by reference to our registration statement on Form S-1 (No. 333-05901), as amended.

     (2) Incorporated by reference to our Current Report on Form 8-K filed on February 4, 1999.

         (3) Filed herewith.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Mountain View, State of California, on March 16, 1999.

                                 CONNECT, INC.

                                  By:  /s/ Craig D. Norris
                                       _________________________________________
                                       Craig D. Norris, Chief Executive Officer


                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints each of Gordon J. Bridge and Craig D. Norris his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments or supplements (including post-effective amendments) to the registration statement on Form S-3, and to sign any and all additional registration statements relating to the same offering of securities as those that are covered by the registration statement that are filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

               SIGNATURE                                         TITLE                               DATE
---------------------------------------------- ---------------------------------------------- ------------------
/s/  Gordon J. Bridge                          Chairman of the Board of Directors               March 16, 1999
----------------------------------------------

/s/  Greigory Park                             Vice President of Finance and Administration     March 16, 1999
---------------------------------------------- and Chief Financial Officer (Principal
                                               Financial and Accounting Officer)

/s/  Radha R. Basu                             Director                                         March 16, 1999
----------------------------------------------


/s/  Richard H. Lussier                        Director                                         March 16, 1999
----------------------------------------------

/s/  Rory T. O'Driscoll                        Director                                         March 16, 1999
----------------------------------------------


/s/  Craig D. Norris                           President, Chief Executive Officer and           March 16, 1999
---------------------------------------------- Director (Principal Executive Officer)


INDEX TO EXHIBITS

  EXHIBIT
  NUMBER                           DESCRIPTION OF DOCUMENT
-----------  -----------------------------------------------------------------
   3.1       Restated Certificate of Incorporation of the registrant(1)
   3.2       Bylaws of the registrant(1)
   4.1       Reference is made to Exhibits 3.1 and 3.2
   4.2       Specimen Stock Certificate(1)
   4.3 Common Stock Purchase Agreement, dated January 15, 1999, between the registrant and certain purchasers(2)
   5.1       Opinion of Cooley Godward LLP(3)
  23.1       Consent of Ernst & Young LLP, Independent Auditors(3)
  23.2       Consent of Counsel (included in Exhibit 5.1)
  24.1       Power of Attorney (included on signature page)(3)

     (1) Incorporated by reference to our registration statement on Form S-1 (No. 333-05901), as amended.

     (2) Incorporated by reference to our Current Report on Form 8-K filed on February 4, 1999.

     (3) Filed herewith.